Scripps Safe, Inc.

3,000,000 Shares of Common Stock

Free Writing Prospectus

This free writing prospectus relates to the registered offering of shares of common stock of Scripps Safe, Inc. (the “Company”) and should be read together with the preliminary prospectus dated December 29, 2022 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-268721) relating to these shares and may be accessed through the following weblink:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1912498/000149315222036806/forms-1a.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting WestPark Capital, Inc. at (310) 843 9300.

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-268721
January 2023

PROTECTING PHARMACUETICAL CHAIN OF CUSTODY©

SCRIPPS® safe
TOTAL Rx PROTECTION®

Public Company Disclaimer:

Free Writing Prospectus

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all the information that you should consider before investing. We have filed a registration statement with the SEC for the offering to which this presentation relates. Before you invest, you should read the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting WestPark Capital, Head of Investment Banking, 1800 Century Park East, Suite 220, Los Angeles, CA 90067, telephone: (301) 843-9300 or email syndicate@wpcapital.com. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sales would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus.

Cautionary Note Regarding Forward-Looking Statements

This presentation contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally indefinable by use of the works “may”, “will”, “should”, “anticipate”, “estimate”, “plans”, “potential”, “projects”, “continuing”, “ongoing”, “expects”, “management believes”, “we believe”, “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses, and the outcome. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may be incorrect.

This presentation contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this presentation from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in the “Risk Factors”. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

INVESTMENT & USE OF PROCEEDS

Issuer	Scripps Safe, Inc.
Securities	Common Stock
Proposed Price Per Share	$4 - $6
Proposed Shares Offered	3,000,000
Proposed Offering Size	$12,000,000 - $18,000,000
Trade Symbol	SCRP
Proposed Exchange	The NASDAQ Capital Market
Use of Funds	▪Expanding Product Offerings ▪Marketing ▪Expanding Workforce ▪D&O Insurance ▪Working Capital ▪General Operations ▪Loan Repayment

ABOUT US

WHO WE ARE

We are pharmaceutical security pioneers who bring innovation to compliance.

WHAT WE DO

We protect the pharmaceutical supply chain in transportation and storage.

WHAT IS THE PROBLEM?

Broken Supply Chain & Pharmaceutical Drug Diversion - Drugs stolen from the lawful supply chain. The current impact:


ECONOMIC


ABUSE
EMERGENCY AMBULANCE
AMBULANCE
AMBULANCE


FACILITY

- Cost of Drug Diversion: $72.65 billion a Year*
- Lost Productivity: $120 billion a Year**
- Litigation / Opioid Settlements: $50-$150B
- Wastage - $25B in Surplus Inventory Wasted/Expired***

- Since 1999, over 699,000 overdose deaths involving an opioid.****

- Risk of Violent Crime
- Risk to Patient Health
- Negative Publicity
- Remediation Costs
- Regulatory & Civil Liability
- Loss of Federal funding
- Loss of license

*Source: National Drug Control Budget: FY 2020 Funding Highlights (US Only)
**Source: National Institute on Drug Abuse, 2021
***Source: https://www.beckershospitalreview.com/supply-chain/163b-in-surplus-inventory-wasted-annually-report.html (November 2022)
****Source: https://www.cdc.gov/opioids/data/index.html

HOW DO CUSTOMERS BENEFIT

We Bring Innovation to Compliance®

- Reduce Healthcare Costs
- DEA, FDA & State Board Compliant*
- Integrate Systems
- Streamline Operations


U.S. Department of Justice
Drug Enforcement Administration

- Reduce Compliance & Litigation Risks
- Safer Healthcare Environment
- Reduce Opioid Deaths
- Reduce Drug Diversion

*DEA – Controlled Substance Act of 1970 &
DSCSA – Drug Supply Chain Security Act of 2013

COMPLIANCE is REQUIRED BY LAW

MARKET ACCEPTANCE - OVER 600 CURRENT CUSTOMERS



PHARMACY

- PharMerica / Kerr Health
- Medicine Shoppes
- Schroeder Drugs Chain
- Williams Bros Pharmacies
- Orlando Pharmacy Group



HOSPITAL

- Mount Sinai Hospital
- Northwell Hospital
- UT Southwestern Medical
- Valley Vista – UHS
- North Shore LIJ Hospital



EMS/FIRE RESCUE

- Kent County Fire & EMS
- Calvert County Fire & EMS
- AmeriMed EMS
- Reagan County Fire & EMS
- Hicksville Fire Department


Clinic

TREATMENT CLINICS

- Banyan Treatment Centers
- Seabrook House Centers
- Discovery Treatment
- Atlanta Detox Treatment
- Clinical Solutions


U.S. ARMY

GOVERNMENT

- U.S. VA Healthcare
- U.S. Naval District
- U.S. Air Force
- U.S. Army
- Ohio Dept of Health



MANUFACTURERS

- Boehinger-Ingelheim
- Merck
- Collegium Pharma
- Pendar Technologies
- Molecular Pharma

SCRIPPS safe
TOTAL Rx PROTECTION

BOARD OF DIRECTORS

Jacqueline Anz - Chairman of the Board

Doug Balog – Nominating & Governance Committee Chair. Doug is currently Strategic Advisor and Board Member for several technology companies and former ***IBM General Manager of Storage Group***, ***WW Power Systems Business Unit*** and ***Mainframe Business***

James Egan - Audit Committee Chair. Jim is currently the Audit Chair for ***Pipeline Health Systems***, former Chairman of the Board, ***PHH Corporation***, former Partner at ***KPMG*** and ***Pricewaterhouse Coopers***

Tim Theriault – Human Capital and Compensation Chair. Tim is the Chair of the Audit committee for ***Wellmark Blue Cross Blue Shield of Iowa and South Dakota*** and former ***CIO of Walgreens***

Steven Ruhl - Steven is currently the ***Chief Technology Officer*** at ***Forte Biosciences***. He is former ***Senior Executive of Drug Product Process Development*** at ***AMGEN***

IBM

PIPELINE HEALTH

Walgreens

AMGEN

EXECUTIVE LEADERSHIP TEAM



Jacqueline Anz

President & CEO

- 22+ Years Global Healthcare Tech Leader
- Managed software teams in CA, Austin, Canada, Israel and India
- Consulted clients in over 25 countries
- BA, NYU – Cum Laude Honors
- MBA, Penn State - Summa Cum Laude

IBM PennState NYU



Christopher von Zwehl

Chief Growth Officer

- 20+ Years Officer U.S. Coast Guard Narcotics Terrorism Task Force
- 14+ Years VP, Sales at Varn, Inc.



Carlos Aquino

DEA Compliance & Advocacy

- 12 Years DEA Investigator
- 24 Years Philadelphia Police
- 10 Years DEA Drug Task Force



LT Jeff Lochner

Interim – Chief Technology Officer

- 25+ Years Systems Engineering & Officer U.S. Navy
- B.S. – Civil Engineering, UF
- M.S. – Industrial Engineering, UF



Craig Steinhoff

Interim CFO & Controller

- 14+ Years Principal HBK
- 27+ Years Certified CPA

THE SOLUTION - SCRIPPS SYSTEM™

An integrated PaaS solution to protect pharmaceuticals throughout the supply chain.

PATENTED

United States Patent No. US11,257,314

2021 EMSWORLD INNOVATION AWARDS WINNER



Access Control System Management
Available Now

Advanced Diversion Analytics
Coming 2024

Available Now
Transport, Storage & Constant Supervision Surveillance

Coming 2H2023
Track & Trace Serialization Management

Coming 2025
Customized Reporting, Dispatch Management & AI Data

COMPETITIVE DIFFERENTIATOR

We Believe this is the **ONLY** patented System that Integrates CSA, DSCSA & State Pharmacy Board Compliance.

The Scripps System™

1. Transport, Storage & Constant Supervision Surveillance

2. Access Control System Mgmt & Automated Dispatch

3. Track & Trace Serialization Management

4. Advanced Diversion Analytics

5. Customized Reporting, Analytics & AI



Serialization Track & Trace
SW Anti-Diversion Analytics
Dispensing Systems & Adherence
Consulting Services
Physical Storage
Government
Hospital



CSA
State Boards
DSCSA

DEA – (CSA) Controlled Substance Act of 1970 - U.S. federal statute establishing drug policy under which the manufacture, importation, possession, use, and distribution of certain substances is regulated.

State Pharmacy Boards – Requirement for constant supervision surveillance.

FDA – (DSCSA) Drug Supply Chain Security Act of 2013 - outlines steps to build an electronic, interoperable system to identify and trace certain prescription drugs as they are distributed in the U.S.

TOTAL ADDRESSABLE MARKET - $16.5B/yr

1.9 million DEA Controlled Substance Licenses*

Physicians	1,352,890
Nurses/PAs	446,573
Pharmacy	70,905
Hospital/Clinic	18,722
Research	11,919

- 10 Yr Average Pharmaceutical Growth **7% per year*****
- Opioid Settlements & CARES ACT = **Billions $$** in grants/funding, further increasing new licenses
- Licensees are ***REQUIRED BY LAW*** to protect pharmaceuticals in the supply chain.



Hospital
Government
Highest Security Requirements
Hospitals, Clinics, Research
Government, Law Enforcement, Military, Prisons, Space
Manufactures, Distributors
DEA Security Solutions
Marijuana, Treatment Clinics
Hospice / Assisted Care Facilities
Animal Handlers
Practitioners, Pharmacy, Doctors
EMS / Fire / Air Rescue
Maximum Crime & Anti-Diversion Protection

$16.5B/yr – Addressable U.S. Market Opportunity**

*Source: https://www.dealookup.com/ - 2022
*Drug Quality and Security Act H.R. 3204
**Grand View Research.com – Market Analysis Report: May 2022
***10 Year Compilation of Publicly Reported Revenues of McKesson, Cardinal and AmerisourceBergen (2011 – 2021)

COMPETITIVE LANDSCAPE & TARGETED VERTICALS

Competitive Landscape – Currently disparate, fragmented, niche solutions with single focus areas


Clinic

Opioid / Addiction Treatment

- Significant infusion of government support and funding
- Short Sales Cycles
- Limited Competitors



Fire/EMS Mobile Narcotics

- 3-4 small competitors, opportunity for market leadership
- 3-6 month Sales Cycles
- Our Solution has strong Competitive Advantage


U.S. ARMY

Government

- Strategically advantageous
- >1 Yr Sales Cycle
- Opportunity for Significant $$$ long term 5-10 year contracts

How We Make Money

- Sale of DEA Compliant Safes **(available now)**
- Access Control System Management **(available now)**
- Subscription Model - PaaS Track and Trace Solution **(available 2H2023)**
- Pharmaceutical Access Mgmt & Advanced Diversion Analytics (**2024**)
- AI & Data Play **(2025)**

SALES & GTM PLAN



Decision Makers
Independent Owners
Industry Executives
Marketing Ecosystem
Advocacy
Associations
Campaigns
Partners
GPO's
Social Media
SEO
Events
UPCOMING INDUSTRY Events
CAMPAIGN MANAGEMENT
Google SEO
Partners
Group Buying

PROTECTION - SCRIPPS SAFE IP

Trademarks Granted - 13

- Scripps Safe Logo®
- Rescue Series®
- TRXP Series ®
- Guardian Series®
- SafeDispense®
- C1Safe®
- Total Rx Protection®
- U.S. Strategic Drug Vault®
- We Bring Innovation to Compliance®
- Creating A Safer Healthcare Environment®
- We're Ending The Opioid Crisis®
- Protecting the Chain of Custody®
- Shield Logo

01

Utility Patent Granted – 1

- US Patent No.11,257,314 issued 2/22/2022 The Scripps System™

02

Design Patents Pending – 1

- Design patent: 29761955 – In support of The Scripps System™

03

Trademarks Filed & Pending - 3

- The Scripps System™
- Smart Series™
- Central Dispense®

VERTICALLY INTEGRATED OPERATIONS

Protecting the Chain of Custody®

Services

Consulting Services, Dispatch Center & Platform Management

Physical Security

Transport, Storage, Surveillance & Controlled Dispatch Management


04
01
03
02

Smart Analytics

PaaS - Anti-diversion Analytics, AI & Software

Serialization

Vertically Integrated API's to Inventory Management, Track & Trace Systems

SUMMARY & OPPORTUNITY

High Addressable Market - **$16.5B/Yr**

Strong Competitive Advantage – **Patented Solution**

CEO & Board Leadership – **Fortune 100**

Market Acceptance & Strong Demand – **over 600+ clients**

SOLUTION IS REQUIRED BY LAW

THANK YOU

This document and the information thereon is the property of **SCRIPPS SAFE** and may only be used for the purpose for which it is supplied.

To Learn More Visit: https://scrippssafe.com and https://4saferx.com
E-Mail: janz@scripps-safe.com